YELP INC. PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Unaudited)

On February 28, 2017, Yelp Inc. (“Yelp” or “Company”) acquired Nowait, Inc. (“Nowait”). In connection with the acquisition, all of the outstanding capital stock of Nowait was converted into the right to receive an aggregate of approximately $40.0 million in cash. Of the total consideration paid in connection with the acquisition, $8.0 million in cash was initially held in escrow to secure indemnification obligations. The key factor underlying the acquisition was to secure waitlist system and seating tool technology.

On April 3, 2017, Yelp acquired all of the outstanding equity interests in Turnstyle Analytics Inc. (“Turnstyle”) for approximately $20.6 million in cash, of which approximately $1.0 million represents compensation cost due to a continuous service requirement, with the remainder representing purchase consideration. The key factor underlying the acquisition was to secure a location-based marketing and analytics platform that provides Wi-Fi as a digital marketing tool to retain and reward customers.

The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Yelp, Nowait, and Turnstyle as of December 31, 2016. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 combines the historical statements of operations for Yelp, Nowait, and Turnstyle as if the acquisitions had occurred on January 1, 2016.

The historical financial information has been adjusted in the unaudited condensed combined pro forma financial statements to give effect to events that are (1) directly attributable to the acquisition; (2) factually supportable; and (3) with respect to the statement of operations, expected to have a continuing impact on the combined company’s results. Accordingly, the portion of the Turnstyle purchase price which will be recorded as compensation cost is excluded from the pro forma adjustments due to the non recurring nature of the expense. The pro forma adjustments are described in the accompanying footnotes.

The unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical financial statements and accompanying notes:

●

Separate audited consolidated financial statements of Yelp as of December 31, 2016 and for the year then ended, together with management’s discussion and analysis of financial condition and results of operations, presented in the Company’s Annual Report on Form 10-K filed on March 1, 2017;

●	Separate audited historical financial statements of Nowait as of December 31, 2016 and for the year then ended included in the current report on Form 8-K/A filed on May 15, 2017;
●	Separate unaudited pro forma condensed combined financial statements of Yelp as of and for the year ended December 31, 2016 included in the current report on Form 8-K/A filed on May 15, 2017;
●	Separate audited historical financial statements of Turnstyle as of December 31, 2016 and for the year then ended included in this current report on Form 8-K/A.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent or be indicative of the combined results of operations or financial position that the Company would have reported had the acquisitions been completed as of the date and for the periods presented, and should not be taken as representative of its consolidated results of operations or financial condition following the acquisitions. In addition, the unaudited pro forma condensed combined financial information is not intended to project the future financial position or results of operations of the combined company.

The acquisitions have been accounted for using the acquisition method of accounting. Under the acquisition method of accounting, the total purchase price presented in the accompanying unaudited pro forma condensed combined financial statements was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the net of the amount assigned to tangible and identifiable intangible assets acquired and liabilities assumed is considered goodwill.

The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary management estimates (for example, estimates as to the values of acquired intangible assets) and the final acquisition accounting may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisitions, costs necessary to achieve such measures, or costs to integrate the operations of the combined company.

Yelp Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
December 31, 2016
(In thousands)

	Yelp (as				Pro Forma
	reported)	Nowait	Turnstyle	Adjustments	Combined	Notes
Assets
Current assets:
Cash and cash equivalents	$272,201	$6,066	$295	$(51,390)	$227,172	(a)
Short-term marketable securities	207,332	-	-	-	207,332
Accounts receivable, net	68,725	410	238	-	69,373
Prepaid expenses and other current assets	12,921	411	20	(8,000)	5,352	(b)
Total current assets	561,179	6,887	553	(59,390)	509,229

Property, equipment and software, net	92,440	374	19	-	92,833
Intangibles, net	32,611	25	259	16,922	49,817	(d)
Goodwill	170,667	-	-	42,685	213,352	(c)
Restricted cash	17,317	750	-	-	18,067
Other non-current assets	10,992	54	-	-	11,046
Total assets	$885,206	$8,090	$831	$217	$894,344

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable- trade	$2,003	$315	$205	$-	$2,523
Accounts payable- merchant share	18,352	-	-	-	18,352
Accrued liabilities	36,730	572	56	920	38,278	(e)
Long-term debt- current portion	-	2,081	1,662	-	3,743
Deferred revenue	3,314	384	76	-	3,774
Total current liabilities	60,399	3,352	1,999	920	66,670
Long-term liabilities (including long term debt)	17,621	2,696	1,091	-	21,408
Total liabilities	78,020	6,048	3,090	920	88,078

Stockholders' equity
Common stock	-	1	895	(896)	-	(f)
Additional paid-in capital	892,983	24,134	540	(24,674)	892,983	(f)
Accumulated other comprehensive loss	(15,576)	-	220	(220)	(15,576)	(h)
Accumulated deficit	(70,221)	(22,093)	(3,914)	25,087	(71,141)	(e) (g)
Total stockholders' equity	807,186	2,042	(2,259)	(703)	806,266
Total liabilities and stockholders' equity	$885,206	$8,090	$831	$217	$894,344

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements

Yelp Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
Year ended December 31, 2016
(In thousands, except per share data)

	Historical
	Yelp (as				Pro Forma
	reported)	Nowait	Turnstyle	Adjustments	Combined	Notes
Net revenue	$713,069	$4,071	$1,063	$-	$718,203

Costs and expenses:
Cost of revenue	60,363	1,334	364	-	62,061
Sales and marketing	382,854	2,197	944	-	385,995
Product development	138,549	2,784	349	-	141,682
General and administrative	97,481	3,387	410	-	101,278
Depreciation and amortization	35,346	153	46	2,526	38,071	(i)
Restructuring and integration	3,455	-	-	-	3,455
Total costs and expenses	718,048	9,855	2,113	2,526	732,542
Loss from operations	(4,979)	(5,784)	(1,050)	(2,526)	(14,339)
Other income (expense), net	1,694	(158)	(127)	-	1,409
Loss before income taxes	(3,285)	(5,942)	(1,177)	(2,526)	(12,930)
Benefit from (Provision for) income taxes	(1,385)	102	-	-	(1,283)	(j)
Net loss attributable to common stockholders (Class A and B)	$(4,670)	$(5,840)	$(1,177)	$(2,526)	$(14,213)

Net loss per share attributable to common stockholders (Class A and B):
Basic	$(0.06)				$(0.18)
Diluted	$(0.06)				$(0.18)

Weighted-average shares used to compute net loss per share attributable to common stockholders (Class A and B):
Basic	77,186				77,186
Diluted	77,186				77,186

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Adjustments to the unaudited pro forma condensed combined balance sheet as of December 31, 2016 and condensed combined statement of operations for the year ended December 31, 2016 are presented below:

(a)	Adjustment to reflect the cash payments to the former Nowait and Turnstyle shareholders of $31.8 million and $19.6 million respectively, as part of the acquisitions.
(b)	Adjustment relating to Yelp's initial cost-method investment in the preferred stock of Nowait, made on July 15, 2016. The original investment of $8 million was returned to Yelp and formed part of the acquisition of the entire equity of Nowait.
(c)	Adjustment to record goodwill created of $25.1 million and $17.6 million for Nowait and Turnstyle respectively, as a result of the acquisitions.
(d)	Adjustment to record the preliminary fair market value estimates of restaurant and business relationships, user relationships, acquired technology and trademarks intangible assets of $12.7 million and $4.2 million for Nowait and Turnstyle respectively, resulting from the acquisitions.
(e)	Adjustment to record estimated transaction costs of $0.5 million and $0.4 million for Nowait and Turnstyle respectively. Amounts are not included in the pro forma condensed combined statement of operations for the year ended December 31, 2016.
(f)	Adjustment to eliminate Nowait's and Turnstyle’s historical stockholders’ equity balances.
(g)	Adjustment to eliminate Nowait's and Turnstyle’s accumulated deficit account balances.
(h)	Adjustment to eliminate Turnstyle’s accumulated other comprehensive income.
(i)	Adjustment to reflect amortization expense related to restaurant and business relationships, user relationships, acquired technology and trademarks intangible assets which are amortized on a straight line basis over 3-12 years.
(j)	No adjustment for taxation. The primary difference between the effective tax rate of 0%, which was used to calculate the tax effects of pro forma adjustments, and the federal statutory rates relates to the valuation allowances on certain of the Company’s net operating losses and tax credits.